Filed pursuant to Rule 433 Registration Statement No. 333-199474 Issuer Free Writing Prospectus Dated December 11, 2014

Amendment to Loan and Security Agreement

On December 10, 2014, Ikanos Communications, Inc. (the “Company”) entered into Amendment No. 1 (the “Loan Amendment”) to that certain Loan and Security Agreement, dated September 29, 2014 (the “Loan Agreement”), by and between the Company and Alcatel-Lucent USA, Inc. The Loan Amendment removed (i) the automatic reduction, on a dollar-for-dollar basis, for each dollar of gross proceeds received by the Company in the Company’s proposed rights offering in excess of $15.0 million, excluding any investment by the group of investors affiliated with Tallwood Venture Capital (collectively, the “Tallwood Group”) and (ii) the automatic termination of the loan commitment if the Company receives gross proceeds from the proposed rights offering in an amount equal to or greater than $25.0 million, excluding any investment by the Tallwood Group. In connection with the Loan Amendment, the Company agreed to increase the number of shares subject to warrants issued to Alcatel-Lucent Participations, S.A., to accelerate the exercisability of some of the Warrant Shares (as defined below), and to provide registration rights with respect to those shares as described below.

Registration Rights

Also on December 10, 2014, the Company entered a First Amendment to the Securities Purchase Agreement to amend that certain Securities Purchase Agreement dated September 29, 2014 by and among the Company, the Tallwood Group, and Alcatel-Lucent Participations, S.A., pursuant to which the Company agreed to register for resale the New Warrant Shares (as defined below).

Amendment to Warrant to Purchase Common Stock

On September 29, 2014, in connection with the Loan Agreement, the Company issued to Alcatel-Lucent Participations, S.A. a warrant (the “Original Warrant”) to purchase up to 3,157,894 shares of the Company’s common stock (“Warrant Shares”) with an exercise price of $0.475 per Warrant Share. The number of Warrant Shares issuable under the Original Warrant were subject to reduction in certain events, and a portion of the Warrant Shares were subject to vesting. In connection with the Loan Amendment, on December 10, 2014, the Company amended the terms of the Original Warrant (the “Amended Warrant”) such that all of the Warrant Shares are exercisable immediately and no longer subject to reduction.

New Warrant to Purchase Common Stock

Also on December 10, 2014, in connection with the Loan Amendment, the Company issued an additional warrant to Alcatel-Lucent Participations, S.A. (the “New Warrant”) to purchase up to 1,578,947 shares of the Company’s common stock (the “New Warrant Shares”), with an exercise price of $0.41, which is exercisable at any time until November 30, 2017. In addition, in the event of a “Fundamental Transaction” as defined in the New Warrant (which term also appears in the Original Warrant) (including a consolidation, merger or acquisition by a third party of over 50% of the Company’s voting stock, or a sale of substantially all of the Company’s assets), all remaining exercisable New Warrant Shares shall be deemed exercised: (i) immediately prior to and contingent upon the consummation of the Fundamental Transaction, or (ii) if the Weighted Average Price (as defined in the New Warrant) of one New Warrant Share is greater than the exercise price, by cashless exercise (if not otherwise exercised) immediately prior to the consummation of the Fundamental Transaction.

The issuance of securities was to an “accredited investor” (as that term is defined under Rule 501 of Regulation D), and is exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D Rule 506, as a transaction by an issuer not involving a public offering.

****************************

On December 11, 2014, management of the Company used the presentation attached as Exhibit A in meetings with certain stockholders.

The issuer has filed a registration statement (including a prospectus), which became effective on November 26, 2014, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by contacting D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005; phone: (877) 478-5044 (toll-free) or (212) 493-3910 (for banks and brokers).

Investor Presentation

Omid Tahernia

President & CEO

Ikanos Communications, Inc. – All Rights Reserved NASDAQ: IKAN Dec 2014 Ikanos Communications, Inc. Exhibit A

Ikanos Communications, Inc. – All Rights Reserved
Safe Harbor Statement
The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and
Current Reports on Form 8-K filed with the Securities and Exchange Commission, or SEC. We also provide cautionary discussion of risks, uncertainties and assumptions relevant to our business in our Annual
Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our Current Reports on Form 8-K filed with the Securities and Exchange Commission.  These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results.  We note these factors for investors as permitted by the Private Securities Litigation Reform Act of
1995.  You should understand that it is not possible to predict or identify all such factors.  Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.
Moreover, we operate in a very competitive and rapidly changing environment in which new risk factors emerge from time-to-time. It is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate.  Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this presentation.
© Ikanos Communications, Inc. All rights reserved. Ikanos and the Ikanos logo, NodeScale, Velocity, Fusiv, inSIGHT, and Neos are among the trademarks owned by Ikanos Communications, Inc. Any other trademarks or trade names mentioned are the property of the respective owners.
The issuer has filed a registration statement (including a prospectus), which became effective on November 26, 2014, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov.
Alternatively, you may obtain a copy of the prospectus by contacting D.F. King & Co., Inc., 48 Wall Street,
New York, NY 10005; phone: (877) 478-5044 (toll-free) or (212) 493-3910 (for banks and brokers).

Certain statements contained in this presentation are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the
Exchange Act).  These forward-looking statements may be identified by use of terms such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “will,”
or the negative of these terms, or other similar expressions and include statements that reflect the current views of our senior management with respect to future events with respect to our business and our industry in general, as well as statements regarding the anticipated execution and benefits of our collaboration with Alcatel-Lucent, the anticipated rights offering and the structure thereof, the standby purchase, the dilutive impact of any of the transactions, use of proceeds from the rights offering and the standby purchase, any additional investment by the Tallwood Group, the intent to grant additional equity awards and the levels of any such awards, our anticipated ability to draw on the ALU Loan, our market position, and our long term financial model. Forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those indicated in these statements.  We believe these factors include, but are not limited to our history of losses; the risk that our common stock will be delisted; the volatility of our common stock; the opinions of the securities analysts that publish reports regarding us; stockholder participation in the rights offering; our ability to successfully complete the rights offering; our ability to meet the terms and conditions of the ALU Loan Agreement, including funding of the loan; our ability to complete our collaboration with Alcatel-Lucent; our ability to achieve the anticipated benefits of our collaboration with Alcatel-Lucent; our dependence on a relatively small number of customers; the intensity of the competition we face in the semiconductor industry and the broadband communications market;
cyclical and unpredictable decreases in demand for our semiconductors; the length of our sales cycle; that the selling prices of our products are subject to decline over time and may do so more rapidly than we anticipate; market acceptance of our products; timely transition to new products; our ability to manage operating expenses; whether revenue generated by our mature products will decline at a rate greater than anticipated; whether new designs and design wins will result in sales of our products at the levels anticipated, or at all; that our carrier trials will be successful and, if successful, will eventually result in field trials or market deployments; that the delays in new customer product ramps will continue for longer than anticipated; that the rate of acceptance of our new and future products, including our G.fast and ultra-broadband products, by our customers and telecommunications service providers may be lower than anticipated; our ability to complete future products, including our G.fast and ultra-broadband products, when anticipated or at all; macroeconomic or other conditions which may cause our customers to defer purchasing plans or cancel any purchasing plans altogether despite successful design wins or successful field trials; the continued
demand by telecommunications service providers for our specific xDSL semiconductor products; our ability to continue to effectively manage our business, operating expenses, and cash position; the failure of telecommunications service providers to implement deployment plans on schedule, or at all, despite increased performance results; our ability to generate demand and close transactions for the sale of our products;
competition in the markets in which we operate; and the fact that the products we sell may not satisfy shifting customer demand or compete successfully with our competitors’ products.

Ikanos Communications, Inc. – All Rights Reserved

Ikanos is a technology leader in the development of network
Ikanos Communications
gateway and software products deployed by many of
the world’s largest telecommunications operators.
access
,

Ikanos Communications, Inc. – All Rights Reserved

Ikanos Communications - NASDAQ: IKAN
Sept. 2014 – up to $45M investment commitment by the
market leader  (ALU) and
our largest investor (Tallwood)
Corporate Overview
VDSL market sizes from Linley Group Sept 2013, remainder
from Ikanos internal analysis
~230 employees: HQ – Silicon Valley; R&D – NJ & Bangalore
~Half a billion xDSL ports shipped worldwide to date
>100M gateway products shipped worldwide to date
Developing next generation gigabit broadband solutions
Large and growing addressable market – *2017 ~$1.5B

Ikanos Communications, Inc. – All Rights Reserved 5 * Ikanos Access, Gateway, Software solutions positioned… *

FTTdp
fiber
FTTC
FTTN
copper
CO

Next Generation Velocity

- 1 Gbps G.fast with Neos™
- VDSL Fallback

NodeScale Vectoring

Velocity™ - 3

- 8 – 192 ports
- 300Mbps @ 200m

NodeScale Vectoring

Velocity™ - 3

- 16 – 384 ports
- 150Mbps @ 500m

Ikanos Communications, Inc. – All Rights Reserved 6 Ikanos Access Solutions *Velocitytm-3 currently shipping

DSLAM/
Fiber Node
Lte
VDSL
ADSL
Vx575 /
Vx585
FTTH &
Ethernet
Connected Home

ikanos

Ikanos Communications, Inc. – All Rights Reserved 7 Ikanos Gateway Solutions

inSIGHT BXM (Broadband eXperience Manager) intended benefits:
Reduced OpEx - resulting in reduced service costs
Higher ARPU - from delivering new services
Reduced Churn - through improved customer experience
Ikanos Software Solutions
1. Wiring
Issues
2. Noise Impairments
3. Analytics
Ikanos Communications, Inc. – All Rights Reserved

2013 Global Broadband Subscribers
683 million
Other, 2.40%
Cable, 19.40%
FTTx, 20.10%
DSL, 58.10%

2019 Global Broadband Subscribers
837 million
Cable, 18.70%
Other, 2.40%
FTTx, 31.60%
DSL, 47.30%

Total number of serviceable broadband
subscribers growing from ~530M in 2013
to ~660M in 2019
Source: Broadbandtrends Mar 2014
Broadband Opportunity
DSL: Copper
FTTx: Copper + Fiber
Ikanos Communications, Inc. – All Rights Reserved

Millions ($)
1600
1400
1200
1000
800
600
400
200
0
2013
2014
2015
2016
2017

Ikanos Communications, Inc. – All Rights Reserved

*Gigabit products released
Gigabit Broadband Opportunity
Driving ~$1.5 Billion Addressable Market
DSL Access DSL Gateway Multi-Mode Gateway
*Estimated
VDSL market sizes from Linley Group Sept 2013, remainder
from Ikanos internal analysis

Ikanos Communications, Inc. – All Rights Reserved

Plan for Return to Market Leadership
ADSL -> VDSL
VDSL ->
2014
2013
2012
2015 2016 2017
*Gigabit Broadband ->
1999 - 2012
2016 - 2020
2013 - 2015
Market Leadership means:
- 100% market share – Japan & S. Korea
- 75% VDSL share – North America
- Annual revenue peaked -
$192m/2010
*Estimated

35
30
25
20
15
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 *Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4

ADSL -> VDSL
VDSL ->
4. Revenue seen stabilizing
5. Ramp in # of new products released
6. Market leader (ALU) invests in Ikanos
2014
2013
2012
2015 2016 2017
Rev./$m
*Gigabit Broadband ->
1. Market saturation by 2012
2. Limited # of new products
3. New management team
Market Leadership means:
- 100% market share – Japan & S. Korea
- 75% VDSL share – North America
- Annual revenue peaked - $192m/2010
1999 - 2012
2016 - 2020
2013 - 2015
Plan for Return to Market Leadership
ALU – Alcatel-Lucent
*Estimated
Ikanos Communications, Inc. – All Rights Reserved

Ikanos Communications, Inc. – All Rights Reserved

2014
2013
2012
2015 2016 2017
*Gigabit Broadband
ADSL VDSL
1999 - 2012
**Return to Leadership:
-
-
-
VDSL
**Repositioned for Growth:
-
-
-
-
-
**Ikanos’ objective
Plan for Return to Market Leadership
*Estimated
- 75% VDSL share – North America
- Annual revenue peaked -
$192m/2010
10 new products planned
2 new product lines: inSIGHT & Multi-mode GW
Technology leadership: with VDSL vectoring and
New collaboration with market leader:
Alcatel-Lucent
@ 44% share Worldwide
Design win in largest telecom market China
at Fiberhome - 30% share China Telecom & Unicom
Significantly larger addressable market
~$1.5 B
Gigabit R&D funded by ALU
Worldwide distribution with ALU
- 100% market share – Japan & S. Korea
Market Leadership means:
bonding

1. Ikanos provides ALU w/proven technical leadership
2. Ikanos provides ALU w/differentiated product advantages
3. ALU provides Ikanos w/distribution via the market leader
4. ALU provides Ikanos w/development capital
Ikanos-ALU Collaboration
Ikanos Communications, Inc. – All Rights Reserved

07:26
Light Reading Interview:
Alcatel-Lucent CEO Michel Combes
Ikanos Communications, Inc. – All Rights Reserved
7:26 -
“…we have also invested in a few companies
where there was some interesting or cool
technologies that we would like to have in our
portfolio…. we will continue to do niche investments
when it matters… we’ve done one in silicon in Ikanos
for our VDSL G.fast chipset …”
- Michel Combes, CEO Alcatel-Lucent

@ 0% Participation	$0M (exc. TW) raised	$11.25M Tallwood VC	166M shares outstanding - post
@ 31% Participation	$15M (exc. TW) raised	$11.25M Tallwood VC	203M shares outstanding - post
@ 50% Participation	$24M (exc. TW) raised	$11.25M Tallwood VC	225M shares outstanding - post
@100% Participation	$48M (exc. TW) raised	$11.25M Tallwood VC	284M shares outstanding - post

ikanos

• Up to $45M Capital Committed:
Tallwood VC – $22.5M
- 100% Equity @ $0.41
- $11.25M in Sept. 2014 PIPE
- $11.25M in Rights Offering
Alcatel-Lucent – $22.5M
- $5M equity @ $0.41 in Sept. 2014 PIPE
- $10M loan*
- $7.5M NRE*
• Rights Offering:
• Strategic Objectives:
• Return to profitability plus leadership in Gigabit Broadband
• Delivery of ALU/Ikanos Gigabit Broadband solutions
• Launch of Ikanos 3rd party Gigabit Broadband solutions
Dec 1st/2014 – Jan 12th/2015
Ikanos Funding Plan

Ikanos Communications, Inc. – All Rights Reserved
*Subject to conditions

Financial Summary
$M Income Statement
Revenue
Gross Margin %
GAAP Operating Expenses
GAAP Operating Income (Loss)
$M Balance Sheet
Cash
Inventory
Short-term Debt
Working Capital
Ikanos Communications, Inc. – All Rights Reserved

Q1 FY2014
Q2 FY2014
Q3 FY2014
14.5 11.3
48.8%
48.7%
43.8%
17.5
17.5
14.8
(10.4)
(12.0)
(10.3)
11.1
Q1 FY2014 Q2 FY2014 Q3 FY2014
33.7 20.6 6.7
1.3 2.2 0.9
8.5 6.9 4.9
26.5 14.3 5.3

Long Term Financial Model As a % of revenue GM 55-60% R&D 20-25 SG&A 12 Opex 32-37 Operating Margin 18-28% Long Term Financial Model Ikanos Communications, Inc. – All Rights Reserved 18

Ikanos Communications, Inc. – All Rights Reserved

•
Market leadership in Japan, S. Korea, North America achieved for VDSL product line.
•
Lack of new products, market saturation combined for ‘13/‘14 revenue challenges.
•
New 1.
Team,
2.
Products,
3. $45M Investment, prime Ikanos for new
growth.
•
New 4. Broadband
R&D,
5. ALU Collaboration, 6. China
re-entry,
prime for new
markets.
•
Rights Offering provides all stockholders with same price as ALU, Tallwood VC.
Investment Summary